PURCHASE AND SALE AGREEMENT

By and Among

Suburban Propane, L.P.

And

Suburban Pipeline LLC

(Sellers)

And

Plains LPG Services, L.P.

(Buyer)

Covering the Acquisition of

The Assets Constituting the Tirzah, South Carolina Propane Storage Facility

and

Related Pipeline

(Acquired Assets)

September 17, 2007

TABLE OF CONTENTS

(Omitted)

i

Exhibits and Schedules

Exhibit A:	Form of Bill of Sale and Assignment
Exhibit B:	Form of Propane Storage Agreement
Exhibit C:	Form of Transition Services Agreement
Exhibit D:	Excluded Assets
Exhibit E:	Form of Limited Warranty Deeds
Exhibit F:	Form of Non-Competition Agreement
Exhibit G:	Form of Pipeline Right of Away Assignment
Exhibit H:	Form of Custody Transfer Receipt
Exhibit I:	Forms of Third Party Consents

Schedule 1(a):	Sellers’ Knowledge
Schedule 1(b):	Buyer’s Knowledge
Schedule 1(c):	Permitted Encumbrances
Schedule 2(h):	Inventory Calculation
Schedule 4(a)(iii)-1:	Acquired Fee Property
Schedule 4(a)(iii)-2:	Acquired Leased Property
Schedule 4(a)(iii)-3:	Acquired Rights of Way
Schedule 4(a)(iii)-4:	Leases, Easements, Etc. on Acquired Real Property
Schedule 4(a)(iii)-5:	Acquired Machinery, Equipment, and Other Personalty
Schedule 4(b):	Material Changes
Schedule 4(e):	Assumed Contracts
Schedule 4(f):	Permits (other than Environmental Permits)
Schedule 4(h)(ii):	Environmental Permits
Schedule 4(k)-1:	Stored Inventory and Seller Stored Inventory
Schedule 4(k)-2:	Acquired Inventory
Schedule 4(l):	Acquired Assets Employees
Schedule 4(m)-1:	Deferred Revenue Under Assumed Propane Storage Contracts at Signing
Schedule 4(m)-2:	Deferred Revenue Under Assumed Propane Storage Contracts at the Closing
Schedule 4(n):	Software Licenses
Schedule 9(c):	Allocation of Purchase Price

ii

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) dated September 17, 2007 is by and among (i) Suburban Propane, L.P., a Delaware limited partnership (“Suburban”), and Suburban Pipeline LLC, a Delaware limited liability company (“SPLLC” and, together with Suburban, “Sellers” and each, individually, a “Seller”), and (ii) Plains LPG Services, L.P., a Delaware limited partnership (“Buyer”). Sellers and Buyer are sometimes referred to collectively herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Sellers own the Acquired Assets (herein defined), comprising the assets generally known as the Tirzah, South Carolina Propane Storage Facility and related pipeline, facilities and Contracts (herein defined);

WHEREAS, this Agreement contemplates a transaction in which Buyer will purchase, and Sellers will sell, all of the rights, title and interests in and to the Acquired Assets in return for the consideration specified herein; and

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

1.	Definitions

“Acquired Assets” means all rights, title and interest in the rights and assets comprising the Storage Facility and the Pipeline, including (i) the Acquired Real Property, the Acquired Machinery, Equipment, and other Personalty, the Acquired Inventory, the Line Fill, the Records, and other assets relating thereto, including those assets more particularly described on Schedule 4(a)(iii)-1, Schedule 4(a)(iii)-2, Schedule 4(a)(iii)-3, Schedule 4(a)(iii)-5 and Schedule 4(k)-2, but excluding those assets listed on Exhibit D; and (ii) all rights, title and interest in, and obligations under, the Assumed Contracts to the extent arising, accruing or otherwise related to the period after the Closing Date. For the avoidance of doubt, only custody over, pursuant to the terms of the Assumed Propane Storage Contracts and the Propane Storage Agreement, as the case may be, and not title to nor ownership of, the Stored Inventory is being transferred by Suburban to Buyer hereunder.

“Acquired Assets Employees” has the meaning set forth in Section (a)(g).

“Acquired Fee Property” has the meaning set forth in Section 4(a)(iii).

“Acquired Inventory” has the meaning set forth in Section 4(k).

“Acquired Leased Property” has the meaning set forth in Section 4(a)(iii).

“Acquired Machinery, Equipment, and Other Personalty” has the meaning set forth in Section 4(a)(iii).

“Acquired Real Property” has the meaning set forth in Section 4(a)(iii).

“Acquired Rights of Way” has the meaning set forth in Section 4(a)(iii).

“Action” means any action, appeal, audit, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence, or proceeding.

“Adverse Consequences” means all Actions, Orders, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, Obligations (including remediation Obligations arising under Environmental, Health, and Safety Requirements), Taxes, liens, losses (including any diminution in value), expenses and fees (including reasonable fees and expenses of outside attorneys, accountants and other professional advisors and of expert witnesses and other out-of pocket costs of investigation, preparation and litigation in connection with any Action or Threatened Action), but excluding (except as expressly provided in Section 8) punitive, exemplary, special, incidental, indirect or consequential damages.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such first Person.

“Agreement” has the meaning set forth in the preface.

“Assignment” shall mean the Assignment(s) of the rights of way related to the Pipeline executed by SPLLC in favor of Buyer in the form of Exhibit G.

“Assumed Contracts” has the meaning set forth in Section 4(e).

“Assumed Liabilities” means all Liabilities with respect to the Acquired Assets to the extent arising, accruing, or otherwise relating to the period after the Closing; provided, however, that Assumed Liabilities shall not include (i) any and all Liabilities of the Sellers for Taxes, except (A) for Taxes resulting from Buyer’s ownership and operation of the Acquired Assets after the Closing, and (B) as set forth in Section 9(a), (ii) any and all Liabilities to or relating to employees of the Sellers (other than Liabilities relating to Buyer’s employment of any Acquired Assets Employees, or the subsequent termination of such employment, after the Closing Date), including any claims related to any termination of any such employee by a Seller, any claims for injury by any such employee while employed by a Seller, and any employee benefits Liabilities with respect to any such employee relating to employment of any such employee by a Seller, (iii) any and all Liabilities, whether arising before or after Closing, with respect to any Hazardous Material contamination in existence on the Closing Date, except for Liabilities relating to any post-Closing action but not inaction of Buyer with respect thereto, provided that Buyer will have a duty to mitigate damages, and (iv) any Liabilities for civil, criminal, or regulatory fines or penalties relating to any condition in existence on the Closing Date and/or any conduct by Sellers, whether prior to or after the Closing Date, except for Liabilities relating to any post-Closing action but not inaction of Buyer with respect thereto, provided that Buyer will have a duty to mitigate damages. All Liabilities with respect to the Acquired Assets other than Assumed Liabilities shall be retained by the Sellers.

“Assumed Propane Storage Contracts” has the meaning set forth in Section 4(k).

“Base Purchase Price” has the meaning set forth in Section 2(c).

“Best Efforts” means the efforts, time and costs that a prudent Person desirous of achieving a result would reasonably use, expend, or incur in similar circumstances to ensure that such result is achieved reasonably expeditiously; provided, however, that no such use, expenditure, or incurrence will be required if it would have a material adverse effect on such Person.

“Bill of Sale and Assignment” means the Bill of Sale and Assignment among the Sellers and Buyer in the form of Exhibit A.

“Business Day” means a Day other than a Saturday or a Sunday or other day on which banks are authorized or required by Law to close in New York or Texas.

“Buyer” has the meaning set forth in the preface.

“Buyer Indemnitees” means, collectively, Buyer, its Affiliates, and its and each of their partners, officers (or Persons performing similar functions), directors (or Persons performing similar functions), employees, agents and representatives to the extent acting in such capacity.

“Caverns” means, collectively, the Operating Cavern and the Non-Operating Cavern.

“Closing” has the meaning set forth in Section 2(d).

“Closing Date” has the meaning set forth in Section 2(d).

“Closing Date Statement” means the statement executed by Buyer and Seller at Closing, reflecting the Base Purchase Price and any other estimated payments or credits to be made by or due any Party at the Closing pursuant to the terms of this Agreement, including estimated amounts for Purchase Price Decreases, and the prorated Taxes.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor Law.

“Contract” means any contract, agreement, arrangement, commitment, letter of intent, memorandum of understanding, heads of agreement, promise, Obligation, right, instrument, document, or other similar understanding, whether written or oral.

“Day” means a day.

“Deferred Revenue” means the amount of any storage fees paid in advance under the Assumed Propane Storage Contracts and relating to periods after the Closing Date.

“Deeds” means the Limited Warranty Deeds executed by Sellers in favor of Buyer in the form of Exhibit E.

“Employee Benefit and Compensation Plans” will have the meaning set forth Section 4(l)(ii).

“Encumbrance” means any mortgage; pledge; lien; encumbrance; charge; security interest; license; patent; oil, gas or mineral lease; or defect in title.

“Environment” means soil, land surface or subsurface strata, waters (including, ocean, stream, pond, reservoir, drainage, basin, wetland, ground and drinking water), sediments, ambient air (including indoor air), noise, plant life, animal life, and all other environmental media or natural resources.

“Environmental, Health, and Safety Requirements” shall mean any and all Laws and/or Orders, as amended, relating to the prevention of pollution, the protection of human health or the Environment, the restoration of environmental quality, or Release or remediation of Hazardous Substances now in effect or in effect on the Closing Date.

“ERISA” means the Employee Retirement and Income Security Act of 1974 as amended.

“Governmental Authority” means the United States or any agency thereof and any state, county, city or other political subdivision, agency, court or instrumentality.

“Hazardous Substance” means any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “hazardous air pollutants,” “pollutants,” “contaminants,” “solid waste,” “toxic chemicals,” “toxics,” “hazardous chemicals,” “extremely hazardous substances” or “regulated substances” in or pursuant to any applicable Environmental, Health, and Safety Requirements.

“Indemnified Party” has the meaning set forth in Section 8(d).

“Indemnifying Party” has the meaning set forth in Section 8(d).

“Knowledge” means, in the case of Sellers, the actual knowledge, after due inquiry, of the employees of Suburban and its Affiliates listed on Schedule 1(a) hereto, and, in the case of Buyer, the actual knowledge, after due inquiry, of the employees of Buyer and its Affiliates listed on Schedule 1(b) hereto; provided, however, that Sellers shall each be deemed to have knowledge of all correspondence received by either Seller from a Governmental Authority identifying or alleging a failure to comply with Laws or asserting or alleging that either Seller has any Obligation.

“Law” means any statute, code, regulation, rule, ordinance, injunction, judgment, award, Order, decree, ruling, determination, charge, or other restriction of any Governmental Authority.

“Liability” means any liability or Obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and regardless of whether the same has been reduced to judgment or compelled or otherwise encompassed within a court order.

“Line Fill” means the amount of propane needed to be maintained in the Pipeline for proper operation (approximately 12,000 barrels or 504,000 gallons).

“Material Adverse Effect” means any change or effect relating to the Acquired Assets or their ownership or operation (financial or otherwise) that, individually or in the aggregate with other changes or effects, is materially adverse to the Acquired Assets or their ownership or operation (financial or otherwise).

“Non-Competition Agreement” means the Non-Competition Agreement to be entered into Suburban and the Buyer as of the Closing Date and in the form of Exhibit F.

“Non-Operating Cavern” means the granite propane storage cavern with an approximate storage capacity of 15 million gallons included in the Acquired Assets.

“Obligations” means duties, liabilities and obligations, whether vested, absolute or contingent, known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether contractual, statutory or otherwise, and regardless of whether the same has been reduced to judgment or compelled or otherwise encompassed within a court order.

“Operating Cavern” means the granite propane storage cavern with an approximate storage capacity of 57.5 million gallons included in the Acquired Assets.

“Order” means any order, ruling, decision, verdict, charge, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction, or other similar determination or finding by, before, or under the supervision of any Governmental Authority, or of any arbitrator in a legally binding arbitration, which has become final and nonappealable.

“Ordinary Course of Business” means the ordinary course of business of owning, operating, and maintaining the Acquired Assets consistent with the applicable Person’s past custom and practice (including with respect to quantity and frequency).

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Party” and “Parties” have the meanings set forth in the preface.

“Permit” means any permit, license, certificate, approval, consent, notice, waiver, franchise, registration, filing, accreditation, or other similar authorization required by any Law or Governmental Authority.

“Permitted Encumbrances” means any of the following: (i) any liens for Taxes and assessments not yet delinquent or, if delinquent, that are being contested in good faith in the Ordinary Course of Business, through appropriate proceedings; (ii) mechanic’s, materialmen’s and similar liens which secure amounts that, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto as it is currently being used or materially interfere with the ordinary conduct of the business; (iii) any liens or other Encumbrances created pursuant to operating, or similar agreements, to the extent the same relate to expenses incurred in the Ordinary Course of Business and which are not yet due; and (iv) those items listed on Schedule 1(c) incurred in the Ordinary Course of Business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto as it is currently being used or materially interfere with the ordinary conduct of the business; provided, however, that the inclusion of any encumbrance within the scope of Permitted Encumbrances shall not result in Buyer’s assuming or becoming responsible for the discharge of any Obligation secured thereby. Seller shall discharge any lien constituting security for the payment of monetary obligations at or promptly after Closing.

“Person” means an individual or entity, including any partnership, corporation, association, joint stock company, trust, joint venture, limited liability company, unincorporated organization, or Governmental Authority (or any department, agency or political subdivision thereof).

“Pipeline” means the 62.5 mile long propane pipeline owned by SPLLC that originates at an interconnection with Dixie Pipeline known as LP-1 near Bethune, South Carolina, and terminates at the Caverns, and all other tangible personal property and fixtures used or held for use by Sellers in connection therewith.

“Propane Storage Agreement” means that certain Propane Storage Agreement to be entered into between Suburban and Buyer as of the Closing Date and in the form of Exhibit B.

“Purchase Price” has the meaning set forth in Section 2(c).

“Purchase Price Decreases” means the amount, if any, of all Deferred Revenue related to the Acquired Assets as of the Closing Date.

“Railroad Siding” means that currently non-operational rail rack and siding on the Acquired Real Property, in proximity to the Caverns.

“Records” has the meaning set forth in Section 6(e).

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discharging, migrating, injecting, escaping, leaching, dumping, disposing or other release of a Hazardous Substance into the Environment.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Sellers” has the meaning set forth in the preface.

“Seller Indemnitees” means, collectively, each Seller, its Affiliates, and its and each of their respective partners, officers (or Persons performing similar functions), directors (or Persons performing similar functions), employees, agents and representatives to the extent acting in such capacity.

“SPLLC” has the meaning set forth in the preface.

“Storage Facility” means the facility generally known as the Tirzah, South Carolina, Propane Storage Facility, including the Caverns, the Railroad Siding, and all other tangible personal property and fixtures used or held for use by Sellers in connection therewith, including above-ground propane storage tanks.

“Stored Inventory” has the meaning set forth in Section 4(k).

“Seller Stored Inventory” has the meaning set forth in Section 4(k).

“Suburban” has the meaning set forth in the preface.

“Survival Period” has the meaning set forth in Section 8(a).

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar excises), unemployment, disability, ad valorem, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Records” means all Tax Returns and Tax-related work papers relating to the Acquired Assets. For the avoidance of doubt, because SPLLC is a disregarded entity for Tax purposes, it does not file separate income Tax returns.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 8(d).

“Threatened” means a demand or statement has been made (orally or in writing) or a notice has been given (orally or in writing), or any other event has occurred or any other circumstances exist that would lead a prudent person to conclude that a cause of Action or other matter is likely to be asserted, commenced, taken, or otherwise initiated.

“Transaction Documents” has the meaning set forth in Section 2(e).

“Transition Services Agreement” means the Transition Services Agreement between Suburban and Buyer in the form of
Exhibit C.

2.	Purchase and Sale

(a)	Sale of Acquired Assets

Subject to the terms and conditions of this Agreement, Sellers agree to sell to Buyer, and Buyer agrees to purchase from Sellers, all of the rights, title and interest in and to the Acquired Assets.

(b)	Assumed Liabilities

On and subject to the terms and conditions of this Agreement, Buyer expressly agrees to assume at the Closing and become liable and responsible for the performance and discharge at and after the Closing of the Assumed Liabilities. Buyer will not assume or have any responsibility with respect to, and Sellers expressly agree to retain and continue to be liable and responsible for the performance and discharge at and after the Closing of, any other Obligations of either Seller other than the Assumed Liabilities, including all Liabilities with respect to the Acquired Assets to the extent arising, accruing, or otherwise relating to the period prior to the Closing.

(c)	Purchase Price

In consideration for the sale of the Acquired Assets, Buyer will pay to Suburban fifty-five million dollars and no/cents ($55,000,000.00) (the “Base Purchase Price”) as adjusted in the Closing Date Statement in the manner and on the terms set forth herein, and as adjusted after Closing in accordance with Section 9(a) (as so adjusted, the “Purchase Price”).

(d)	The Closing

The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Suburban, commencing at 9:00 a.m. local time on a Business Day, mutually determined by Suburban and Buyer, not later than the 10th Business Day (or, if Suburban and Buyer do not make such mutual determination, on such 10th Business Day) following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions each Party will take at the Closing itself), or such other date as Buyer and Suburban may mutually determine (the “Closing Date”).

(e)	Deliveries

(i) Sellers’ Deliveries at the Closing. At the Closing, the applicable Seller(s) will deliver to Buyer:

(A) the certificates referred to in Section 7(a)(iv);

(B) certificates signed by each Seller under penalties of perjury (i) stating that such Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate, (ii) providing its U.S. Employer Identification Numbers, and (iii) providing its address, all pursuant to Section 1445 of the Code;

(C) the Deeds;

(D) the Assignment;

(E) certificates of title for all vehicles and other items of Machinery, Equipment, and Personalty with certificated titles together with the proper endorsements and/or completed and executed transfer forms;

(F) the Closing Date Statement; and

(G) Schedule 4(m)-2.

(ii) Buyer’s Deliveries at Closing. At the Closing, Buyer will deliver to Sellers:

(A) the certificates referred to in Section 7(b)(iv);

(B) the Closing Date Statement; and

(C) by wire transfer of immediately available funds, the Base Purchase Price as adjusted in the Closing Date Statement.

(iii) Mutual Deliveries. At the Closing, the applicable Seller(s) and Buyer will execute and deliver to each other

(A) the Propane Storage Agreement;

(B) the Bill of Sale and Assignment;

(C) the Transition Services Agreement; and

(D) the Non-Competition Agreement

(all such documents, certificates, agreements and instruments delivered pursuant to this Section 2(e), and any other agreements, documents, certificates or instruments that either Seller or Buyer may execute in connection with the transactions contemplated hereby and thereby, collectively, the “Transaction Documents”).

(f)	Name Change

Buyer will use its commercially reasonable efforts to remove Sellers’ name and logo from the Acquired Assets no later than 60 Days following the Closing Date, and will, in any event, remove Sellers’ name and logo from the Acquired Assets no later than 120 Days following the Closing Date, at Buyer’s sole cost and expense.

(g)	Employees

Buyer will be permitted, but will not be required to extend offers of employment, conditioned upon a successful consummation of the Closing, to the employees of either Seller who, as of the Closing Date, are working primarily at the Acquired Assets (the “Acquired Assets Employees”). It is Buyer’s intent to hire all of the Acquired Assets Employees, on terms no less favorable to those employees than those offered to similarly situated employees of Buyer or Buyer’s Affiliate. Sellers shall be solely responsible for all severance and termination related benefits, if any, with respect to the Acquired Assets Employees resulting from the cessation or termination of employment with either Seller.

(h)	Physical Inventory; Custody Transfer Receipt

On the Closing Date, Sellers and Buyer shall jointly ascertain the propane volumes stored at the Storage Facility and the Pipeline in accordance with the procedures set forth in Schedule 2(h). Suburban and Buyer shall cooperate in good faith and use all reasonable efforts to agree on, complete, and execute a custody transfer receipt substantially in the form of Exhibit H to be executed by Suburban and Buyer with respect to the Stored Inventory.

(i)	Credits and Receipts

All monies, proceeds, receipts, credits and income attributable to the Acquired Assets (i) for all periods of time from and after the Closing Date, shall be the sole property and entitlement of Buyer, and, to the extent received by either Seller, shall be promptly accounted for and transmitted to Buyer, and (ii) for all periods of time prior to the Closing Date, shall be the sole property and entitlement of Sellers and, to the extent received by Buyer, shall be promptly accounted for and transmitted to Suburban. In addition, subject to the terms of this Agreement, all invoices, costs, expenses, disbursements and payables attributable to the Acquired Assets, (I) for all periods of time from and after the Closing Date shall be the sole obligation of Buyer, and Buyer shall promptly pay, or if paid by a Seller, promptly reimburse Suburban for same, and (II) for all periods of time prior to the Closing Date, shall be the sole obligation of Sellers, and Sellers shall promptly pay, or if paid by Buyer, promptly reimburse Buyer for same.

3.	Representations and Warranties Concerning the Transaction

(a)	Representations and Warranties of Sellers

Each Seller hereby represents and warrants to Buyer as follows:

(i) Organization and Good Standing. Each Seller is duly organized, validly existing, and in good standing under the Laws of the state of Delaware and has all requisite power and authority to carry out its business relating to the Storage Facility and the Pipeline as now being conducted and to own its assets relating to the Storage Facility and the Pipeline. There is no pending or, to Sellers’ Knowledge, Threatened Action for the dissolution, liquidation, insolvency or rehabilitation of either Seller. Each Seller is qualified to do business in and is in good standing under the Laws of the State of South Carolina.

(ii) Authorization of Transaction. Each Seller has full power and authority to execute and deliver the Transaction Documents to which such Seller is a party and to perform its Obligations thereunder. The execution, delivery and performance by Sellers of this Agreement and the other Transaction Documents at Closing have been duly authorized by all requisite action on the part of each Seller. This Agreement has been, and each of the Transaction Documents will be as of the Closing Date, duly executed and delivered by each Seller party thereto. Each Transaction Document constitutes, or when executed will constitute, the valid and legally binding Obligation of each Seller, enforceable against such Seller in accordance with its terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Neither Seller needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any other Person in order to consummate the transactions contemplated by the Transaction Documents other than those notices, filings, authorizations, consents, or approvals that may be required with respect to the Permits as listed on Schedules 4(f) and 4(h)(ii).

(iii) Noncontravention. Neither the execution and delivery of the Transaction Documents nor the consummation of the transactions contemplated thereby will (A) violate any Law, Order, Permit or other restriction of any Governmental Authority to which either Seller or any of the Acquired Assets is subject or any provision of the Organizational Documents of either Seller, (B) except as set forth in Schedule 4(e), conflict with, result in a breach of, constitute a default under, result in the acceleration of any Obligation under, create in any Person the right to accelerate any Obligation under, terminate, modify, or cancel, require any notice, approval or consent, or trigger any rights to payment or other compensation under any Contract, lease, license, instrument, or other arrangement to which either Seller is a party or by which it or any of the Acquired Assets is bound or to which any of the Acquired Assets is subject or which constitutes part of the Acquired Assets (or result in the imposition of any Encumbrance, other than a Permitted Encumbrance, upon any of the Acquired

Assets), or (C) subject any of the Acquired Assets to a Tax, except for such violations, defaults, breaches, or other occurrences described in clauses (A), (B) or (C) above that do not, individually or in the aggregate, have a material adverse effect on the ability of Sellers to consummate the transactions contemplated by the Transaction Documents.

(iv) Brokers’ Fees. Neither Seller has any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by the Transaction Documents for which Buyer or any of its Affiliates could become liable or obligated.

(v) Litigation. As of the date hereof, there is no Action pending or, to Sellers’ Knowledge, Threatened, against either Seller before any Governmental Authority and relating to the Acquired Assets or Sellers’ ownership and operation of the Acquired Assets that could materially and adversely affect the ability of Sellers to consummate the transactions contemplated by the Transaction Documents.

(vi) Tariffs. SPLLC’s current tariff filing heretofore made by SPLLC with the Federal Energy Regulatory Commission for transportation of propane on the Pipeline was, made in material compliance with applicable Laws, and the factual information contained therein was true and correct in all material respects as of the respective dates of such filings. The right of SPLLC to receive payment pursuant to any tariff, rate schedule or similar instrument subject to the jurisdiction of any Governmental Authority has not been suspended, and SPLLC has not received written notification questioning the validity of any such tariff, rate schedule or similar instrument that is material to the operations of the Pipeline from any Governmental Authority or customer.

(b)	Representations and Warranties of Buyer

Buyer hereby represents and warrants to Sellers as follows:

(i) Organization of Buyer. Buyer is duly organized, validly existing, and in good standing under the Laws of the state of Delaware and has all requisite power and authority to carry out its business as now being conducted and to own its assets. There is no pending or, to Buyer’s Knowledge, Threatened Action for the dissolution, liquidation, insolvency or rehabilitation of Buyer.

(ii) Authorization of Transaction. Buyer has full power and authority to execute and deliver the Transaction Documents to which Buyer is a party, and to perform its Obligations thereunder. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents at Closing have been duly authorized by all requisite action on the part of Buyer. This Agreement has been, and each of the Transaction Documents to which Buyer is a party will be as of the Closing Date, duly executed and delivered by Buyer. Each Transaction Document constitutes, or when executed will constitute, the valid and legally binding Obligation of Buyer, enforceable against Buyer in accordance with its terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any other Person prior to the Closing in order to consummate the transactions contemplated by the Transaction Documents other than those notices, filings, authorizations, consents or approvals that may be required with respect to the Permits as listed on Schedules 4(f) and 4(h)(ii).

(iii) Noncontravention. Neither the execution and delivery of the Transaction Documents, nor the consummation of the transactions contemplated thereby, will (A) violate any Law, Order, Permit or other restriction of any Governmental Authority to which Buyer is subject or any provision of its Organizational Documents, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of any Obligation under, create in any Person the right to accelerate any Obligation under, terminate, modify, or cancel, require any notice, approval or consent, or trigger any rights to payment or other compensation under any Contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it or any of its assets is bound, except for such violations, defaults, breaches, or other occurrences described in clauses (A), or (B) above that do not, individually or in the aggregate, have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by the Transaction Documents.

(iv) Brokers’ Fees. Buyer has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by the Transaction Documents for which either Seller or any of its Affiliates could become liable or obligated.

(v) Buyer’s Investigation. Buyer has undertaken such investigation and has been provided with such access to the Acquired Assets and such documents as it believes to be reasonably necessary to enable it to make an informed decision with respect to its entering into this Agreement. The representation contained in this Section 3(b)(v) will not in any way alter or modify the representations, warranties, covenants and obligations of Sellers hereunder.

4.	Representations and Warranties Concerning the Acquired Assets

Sellers hereby represent and warrant to Buyer as follows:

(a)	Title to and Condition of Assets

(i) Suburban has good and marketable title to all of the Acquired Assets (other than the Pipeline and the Stored Inventory, other than the Seller Stored Inventory), and SPLLC has good and marketable title to the Pipeline, free and clear of all Encumbrances, except as set forth in Schedule 4(a)(iii)-4 and for Permitted Encumbrances. The Acquired Assets include all material assets necessary to permit Buyer to conduct the business involving the Storage Facility and the Pipeline, as such business is presently conducted by Sellers.

(ii) The Acquired Assets, other than the Non-Operating Cavern and the Railroad Siding, are in good operating condition and repair (normal wear and tear excepted), are free from material defects (patent and latent), and are not in need of material maintenance or repairs except for ordinary routine maintenance and repairs; provided, however, that nothing in this Section 4(a)(ii) will be construed to mean that the Acquired Assets are in compliance with Buyer’s internal standards and requirements for the operating condition and state of repair of assets like the Acquired Assets.

(iii) Schedule 4(a)(iii)-1 contains an accurate and complete list of all of the real property owned by either Seller in fee on, in, or under which the Storage Facility or the Pipeline or any part thereof is located (such real property being the “Acquired Fee Property”). Schedule 4(a)(iii)-2 contains an accurate and complete list of the real property held by either Seller as lessee under a lease on, in, or under which the Storage Facility or the Pipeline or any part thereof is located (the “Acquired Leased Property”). Schedule 4(a)(iii)-3 contains an accurate and complete list of all easements, rights-of-way, licenses, permits and other Contracts and instruments granting either Seller rights to properties on, in, or under which the Storage Facility or the Pipeline or any part thereof is located (the “Acquired Rights of Way” and, together with the Acquired Fee Property and the Acquired Leased Property, the “Acquired Real Property”). The Storage Facility (including the Caverns) and the Pipeline are entirely located within the boundaries of the Acquired Real Property. Except as set forth on Schedule 4(a)(iii)-4, Sellers have (I) good and marketable title to the Acquired Fee Property and Acquired Rights of Way, and (II) the right of use and occupancy of the Acquired Leased Property for the duration, and pursuant to the terms, of the applicable lease, in either case, free and clear of all Encumbrances, except the Permitted Encumbrances. Sellers have provided Buyer with accurate and complete copies of all deeds, leases, easements, rights of way, licenses, permits, and other Contracts under which either Seller holds any Acquired Real Property and of all title reports, title policies and surveys that have been obtained with respect to the Acquired Real Property. Except as set forth on Schedule 4(a)(iii)-2 or -3, all of such leases, easements, rights-of-way, licenses, permits, Contracts and other instruments included on Schedule 4(a)(iii)-2 or -3 are enforceable against Sellers. Except as set forth on Schedule 4(a)(iii)-2 or -3, to Sellers’ Knowledge, (A) neither Seller is in default under any of the leases, easements, rights-of-way, licenses, permits, Contracts and other instruments included on Schedule 4(a)(iii)-2 or -3 (B) the applicable counterparties (and their successors) are not in default thereunder, and (C) such leases, easements, rights of way, licenses, permits, contracts and other instruments are enforceable against such counterparties. Sellers have good and valid rights of ingress to and egress from the Acquired Real Property. Schedule 4(a)(iii)-5 contains a complete and accurate list of all material items of machinery, equipment (including all vehicles), and other items of tangible personal property owned by either Seller and used or held for use in connection with the ownership and operation of the Storage Facility or the Pipeline (the “Acquired Machinery, Equipment, and Other Personalty”).

(b)	Material Change

Except as set forth in Schedule 4(b), since September 30, 2006:

(i) there has not been any Material Adverse Effect to the Acquired Assets;

(ii) the Acquired Assets have been operated and maintained in the Ordinary Course of Business and neither Seller, nor any of their respective Affiliates, have engaged in any practice, taken any action or entered into any transaction with respect to the Acquired Assets outside the Ordinary Course of Business with respect to the Acquired Assets;

(iii) there has not been any damage, destruction or loss to any material portion of the Acquired Assets, whether or not covered by insurance, other than normal wear and tear incurred in the Ordinary Course of Business;

(iv) there has been no purchase, sale or lease of any asset included in the Acquired Assets;

(v) there has been no actual, pending, or, to Sellers’ Knowledge, Threatened change affecting any of the Acquired Assets with any customers, licensors, suppliers or distributors of Sellers;

(vi) there has not been any Action or Threatened Action with respect to the Acquired Assets either involving more than $100,000 (individually or in the aggregate) or outside the Ordinary Course of Business;

(vii) other than in the Ordinary Course of Business, there has been no (x) amendment to or modification of any Contract relating to the Acquired Assets, including the Assumed Contracts, or (y) termination of any Contract relating to the ownership and/or operation of the Acquired Assets other than the expiration of the term of such Contract; and

(viii) there is no Contract to do any of the foregoing, except as expressly permitted hereby.

(c)	Legal Compliance

To Sellers’ Knowledge, the Acquired Assets and Sellers’ ownership and operation thereof comply with all applicable Laws, Orders and Permits of all Governmental Authorities (including all Environmental, Health, and Safety Requirements), and no Action is pending or, to Sellers’ Knowledge, Threatened against either Seller alleging failure to so comply.

(d)	Tax Matters

Sellers and their respective Affiliates have filed all Tax Returns with respect to the Acquired Assets that were required to be filed, and such Tax Returns are complete and accurate in all material respects. All Taxes due with respect to the Acquired Assets have been paid within the time and in the manner required by Law. Sellers have made available to Buyer accurate and complete copies of all Tax Returns and Tax Records with respect to the Acquired Assets for all periods, except those periods for which returns are not yet due. Neither Seller nor any of their respective Affiliates have received any notice of any Tax deficiency outstanding, proposed or assessed against or allocable to it with respect to the Acquired Assets, and have not executed any waiver of any statute of limitations on the assessment or collection of any Tax or executed or filed with any Government Authority any Contract now in effect extending the period for assessment or collection of any Taxes against it with respect to the Acquired Assets. There are no Encumbrances for Taxes upon, pending against or, to Sellers’ Knowledge, Threatened against, any Acquired Assets. The Acquired Assets are not subject to any Tax allocation or sharing Contract.

(e)	Contracts and Commitments

Schedule 4(e) contains a list of all of the material Contracts (including Assumed Propane Storage Contracts but excluding any Contracts relating to Acquired Real Property and addressed in Section 4(a)(iii)), licenses, and other documents and instruments, the obligations under which Buyer is assuming after the Closing as part of the Assumed Liabilities to the extent such obligations arise, accrue or otherwise relate to the period after the Closing, in each case as modified or amended through the date hereof (such listed documents being the “Assumed Contracts”). To Sellers’ Knowledge, the Assumed Contracts are all of the material Contracts, licenses, and other documents and instruments associated with the use and operation of the Acquired Assets, other than the Acquired Real Property, consistent with Sellers’ operation thereof immediately prior to the Closing. Each Assumed Contract is in full force and effect, and other than as set forth in Schedule 4(e), will not be adversely affected by the transactions contemplated hereunder. Each Seller has performed all material Obligations required to be performed by it to date under the Assumed Contracts and is not in default under and has not repudiated any material Obligation of any such Contract and the Assumed Contracts are valid, binding, and enforceable against Sellers and, to Sellers’ Knowledge, each other party thereto, in accordance with their terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). To Sellers’ Knowledge, no other party to any Assumed Contract is in material default thereunder. The Assumed Propane Storage Contracts set forth in Schedule 4(e) represent the only commitments by Sellers to store propane for third parties at the Storage Facility.

(f)	Permits

Schedule 4(f) sets forth all material Permits issued or granted to either Seller by Governmental Authorities that are required for the ownership and operation of the Acquired Assets (other than the Non-Operating Cavern and the Railroad Siding), other than Permits required under Environmental, Safety, and Health Requirements, which are covered in Section 4(h). Except as disclosed in Schedule 4(f) or Section 4(h), each Seller has, to its Knowledge, obtained all Permits that are required under all Laws for the ownership and operation of the Acquired Assets (other than the Non-Operating Cavern and the Railroad Siding) owned by such Seller. Except as set forth in Schedule 4(f) or Section 4(h), (i) all such Permits are validly held by the applicable Seller, and such Seller is in compliance in all material respects with all terms and conditions thereof, and (ii) during the past year, neither Seller has received written notice of any legal proceedings relating to the revocation or modification of any such Permits. Neither Seller makes any representation to Buyer that any Permit (whether listed in Schedule 4(f) or Schedule 4(h)(ii)) can be assigned to Buyer in connection with the transactions contemplated by this Agreement.

(g)	Government Regulation

The Pipeline, and tariffs for transportation of propane on the Pipeline, are subject to regulation by the Federal Energy Regulatory Commission. Otherwise, to Sellers’ Knowledge, none of the Acquired Assets (i) is subject to any outstanding Order, or (ii) is the subject of any Action by, in, or before any administrative agency of any federal, state, local, or foreign jurisdiction.

(h)	Environmental, Health and Safety Matters

(i) To Sellers’ Knowledge, each Seller and its respective Affiliates have materially complied and are, and during the relevant time periods specified in applicable statutes of limitation have been, in material compliance with all Environmental, Health, and Safety Requirements that pertain, relate or are applicable to the Acquired Assets or the ownership or operation thereof.

(ii) Without limiting Section 4(h)(i), each Seller and its respective Affiliates have obtained, have materially complied with, and are in material compliance with all Permits that are required pursuant to Environmental, Health, and Safety Requirements for the ownership or operation of the Acquired Assets, other than the Non-Operating Cavern and the Railroad Siding. A list of all such Permits is set forth in Schedule 4(h)(ii). Except as set forth in Schedule 4(h)(ii), such Permits are in full force and effect, and free from material breach. To Sellers’ Knowledge, there is no reason why the applicable State Agency or Agencies will not approve of or consent to any attempted assignment, transfer or assumption of such Permits to Buyer.

(iii) To Sellers’ Knowledge, (A) there has been no Release of any Hazardous Substance in connection with the ownership or operation of the Acquired Assets or otherwise in, on, under, or from the Acquired Assets, and (B) no property or facility comprising part of the Acquired Assets is contaminated by any Hazardous Substance in a manner that has given or would give rise to any Adverse Consequences pursuant to any Environmental, Health, and Safety Requirements.

(iv) No Action is pending or, to Sellers’ Knowledge, Threatened against Sellers based on any actual or alleged (A) violation of any Environmental, Health, and Safety Requirement, or (B) Release of Hazardous Substances, in either case on or from the Acquired Assets. Neither Seller has agreed or entered into or is bound by any Contract or Order relating to any claim, Obligation, or Liability arising under any Environmental, Safety or Health Requirement with respect to the Acquired Assets.

(v) Sellers have made available for inspection by Buyer complete and accurate copies of all environmental assessment and audit reports and studies and all correspondence addressing potentially material environmental Obligations or Liabilities relating to the Acquired Assets that are in possession of either Seller or its respective Affiliates.

(i)	Preferential Purchase Rights

There are no preferential purchase rights, options or other rights of any kind exercisable by any Person not a party to this Agreement to purchase or acquire any interest in the Acquired Assets, in whole or in part, as a result of the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents or otherwise.

(j)	Accuracy of Information Furnished

No representation, statement, or information contained in this Agreement including the Schedules or any Contract or document executed in connection herewith or delivered pursuant hereto or thereto or made available or furnished to Buyer or its representatives by either Seller or any Affiliate of either Seller contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary to make the information contained therein not misleading. Sellers have provided Buyer with correct and complete copies of all documents listed or described in the Schedules.

(k)	Inventory Imbalances

Schedule 4(k)-1 lists all propane inventory held at the Storage Facility as of the date of this Agreement (“Stored Inventory”), measured in propane gallons, either pursuant to a storage contract (the “Assumed Propane Storage Contracts”) or owned by either Seller (the “Seller Stored Inventory,” which term shall include that portion of the aggregate product shrinkage as provided for (and defined) in the Assumed Propane Storage Contracts not included in Acquired Inventory as provided below). Schedule 4(k)-2 lists all the other propane inventory as of the date of this Agreement (the “Acquired Inventory”), measured in propane gallons, equal to the sum of (A) the prorated aggregate product shrinkage as provided for (and defined) in the Assumed Propane Storage Contracts (prorated and allocated through the Closing Date for the period commencing April 1, 2007 through the expiration date of the current term of the applicable

Assumed Propane Storage Contract (assuming that any termination notice required under the terms of an Assumed Propane Storage Contract is given at the earliest possible date therefor following the Closing Date), based on physical deliveries as of the Closing Date), and (B) the Line Fill. The Stored Inventory does not include the Acquired Inventory. Upon the Closing, Buyer will take custody and possession of the Stored Inventory as bailee for the owners thereof and Buyer will acquire ownership of the Acquired Inventory. Except as set forth on Schedule 4(k)-1, as of the date hereof, to Sellers’ Knowledge (i) no customer party to an Assumed Propane Storage Contract is in material breach of its obligations thereunder, (ii) no customer party to an Assumed Propane Storage Contract has asserted a claim that either Seller is in material breach of its Obligations thereunder, (iii) each customer under a Propane Storage Contract receives periodic transaction summary statements (as frequently as monthly) and (A) no customer has given notice to either Seller that the most recent periodic transaction summary statement indicating the customer’s propane storage balance is inaccurate in any respect, and no customer has otherwise given notice that a propane storage balance is inaccurate, and (B) to Sellers’ Knowledge, there are no such material inaccuracies of the type described in (A), (iv) the last monthly transaction statement sent to customers on or about September 5, 2007, set forth propane storage balances as of the end of August 2007, and (v) none of the customers under any Assumed Propane Storage Contract has given notice that it desires to amend the Assumed Propane Storage Contract with respect to price or quantity of deliveries as of the date hereof. All Stored Inventory and Line Fill is commercial grade and non-odorized propane. Stored Inventory does not include any propane that is not subject to an Assumed Propane Storage Contract or owned by either Seller.

(l)	Employee Matters
(i) Schedule 4(l) lists the Acquired Assets Employees and their dates of hire.

(ii) Sellers maintain various benefit and compensation plans, practices and policies for the benefit of the Acquired Asset Employees (collectively, “Employee Benefit and Compensation Plan”). The transactions contemplated by this Agreement will not cause Buyer to incur any Liability or expense with respect to benefits or compensation due any Acquired Assets Employee under any Employee Benefit and Compensation Plan.

(iii) Neither the transactions contemplated by this Agreement nor any other event or occurrence will cause Buyer to incur any liability to the Pension Benefit Guaranty Corporation or otherwise under Title IV of ERISA, with respect to any Employee Benefit and Compensation Plan which is an “employee pension plan” as defined in Section 3(2) of ERISA and to which Section 412 of the Code or Section 302 of ERISA applies.

(iv) With respect to the business of the Acquired Assets: (A) no collective bargaining or other agreement exists between either Seller or any of its Affiliates and any labor organization; (B) neither Seller nor any of its Affiliates have received notice that any representation question presently exists or any petition concerning representation under the National Labor Relations Act, as amended, and no Action relating thereto is pending or, to Sellers’ Knowledge, Threatened; (C) no unfair labor practice charge or complaint is or has been pending, or to Sellers’ Knowledge, Threatened, before the National Labor Relations Board or any other Governmental Authority; (D) there is no labor dispute, strike, picketing, handbilling, work slowdown, or work stoppage nor is one pending, or to Sellers’ Knowledge, Threatened; (E) no Order has been rendered or issued and no settlement or agreement has been entered into or executed, regarding any matter set forth on this Section 4(l)(iv); and (F) neither Seller has experienced any work stoppage within the three-year period prior to the date hereof and, to Sellers’ Knowledge, none is currently threatened.

(v) There are no Actions which are pending against either Seller before any Governmental Authority or arbitrator, or which have been asserted or, to Sellers’ Knowledge, Threatened against either Seller, by or on behalf of the Acquired Assets Employees, relating to: (A) wages, salaries, commissions, bonuses, vacation pay, severance or termination pay, sick pay or other compensation; (B) employee benefits; (C) alleged unlawful, unfair, wrongful or discriminatory employment or labor practices; (D) alleged breach of contract or other claim arising under a collective bargaining or individual agreement or any other employment covenant whether express or implied; (E) alleged violation of any statute, ordinance, contract or regulation relating to minimum wages or maximum hours of work; (F) alleged violation of occupation safety and health standards; or (G) alleged violation of plant closing and mass layoff, immigration, workers’ compensation, disability, unemployment compensation, whistleblower laws, or other employment or labor relations laws; and to Sellers’ Knowledge, no basis therefor exists.

(vi) There are no agreements, employment or labor practices, policies or procedures, or other representations, whether written or, to Sellers’ Knowledge, oral, which have been made by either Seller to Acquired Assets Employees that commit Buyer to retain them as employees for any period of time subsequent to the Closing, or that are, in any way, inconsistent with their status (if hired by Buyer at Closing) as employees-at-will of the Buyer.

(m)	Deferred Revenue

There are, and will be, no accounts payable created prior to the Closing Date with respect to the Acquired Assets for which Buyer will have any Liability. Schedule 4(m)-1 lists any Deferred Revenue under the Assumed Propane Storage Contracts as if Deferred Revenue was calculated as of the date hereof and Sellers will deliver at the Closing Schedule 4(m)-2, which will set forth Deferred Revenue under the Assumed Propane Storage Contracts as of the Closing Date.

(n)	Intellectual Property

Except for Sellers’ name and logo, which are not included in the Acquired Assets and except as set forth in Schedule 4(n), there are no copyrights, patents, trade names, trade secrets, registered and unregistered trademarks, servicemarks, franchises, domain names and similar rights or any licenses of any of the foregoing now used or employed by either Seller in the ownership and operation of the Acquired Assets. To the extent allowed under applicable Law, Buyer may use the name “Tirzah Storage Facility” in connection with the Storage Facility and Pipeline and Sellers shall not use the name “Tirzah Storage Facility” in connection with any facility owned by either Seller after the Closing.

(o)	Disclaimer of Other Representations and Warranties

Except as expressly set forth in Sections 3(a) and 4, (i) Sellers make no representation or warranty, express or implied, at law or in equity, in respect of the Non-Operating Cavern, the Railroad Siding or the tangible personal property, equipment and fixtures comprising part of the Acquired Assets, (ii) Buyer hereby acknowledges and agrees that Buyer is purchasing the Non-Operating Cavern, the Railroad Siding and the tangible personal property and equipment comprising part of the Acquired Assets on an “AS IS, WHERE IS” basis, and (iii) Buyer understands and acknowledges that Sellers make no warranty or representation respecting the design or condition of the Non-Operating Cavern, the Railroad Siding or the tangible personal property equipment and fixtures comprising part of the Acquired Assets, the quality of the Non-Operating Cavern, the Railroad Siding or the tangible personal property, equipment and fixtures comprising part of the Acquired Assets, or the workmanship of the Acquired Assets.

5.	Pre-Closing Covenants

The Parties agree as follows with respect to the period between the date of this Agreement and the Closing:

(a)	General

Each Party will use its Best Efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

(b)	Notices and Consents

Each of the Parties in a timely manner will give any notices to, make any filings with and use its Best Efforts to obtain any authorizations, consents, Permits, and approvals of Governmental Authorities and third parties necessary or appropriate in connection with the consummation of the transactions contemplated hereby so as to permit the Closing to occur not later than December 31, 2007. Without limiting the generality of the foregoing, the Sellers and the Buyer agree that the forms of consent attached hereto as Exhibit I shall be used in seeking consents from the third parties referred to therein. Suburban and Buyer shall each provide to the other in a timely manner such information as each may reasonably request to give such notices and make such filings and obtain such authorizations, consents, Permits and approvals. Each Party shall cooperate with and use Best Efforts to assist the other with respect to such notices, filings, authorizations, consents, Permits, and approvals.

(c)	Operation of Business

Sellers will not, without the consent of Buyer (which consent will not be unreasonably withheld or delayed), except as expressly contemplated by this Agreement, with respect to the Acquired Assets, (i) engage in any practice, take any action or enter into any transaction outside the Ordinary Course of Business, or (ii) engage in any practice, take any action or enter into any transaction of the sort described in Section 4(b). Subject to compliance with applicable Law, from the date hereof until the Closing, Sellers will confer on a regular and frequent basis with one or more of the named representatives of Buyer, including Ralph Cross and Michelle Podavin, to report on operational matters and the general status of the Acquired Assets and will promptly provide to Buyer or its representatives copies of all filings made by either Seller with any Governmental Authority with regard to the Acquired Assets during such period. Each Seller will operate the Acquired Assets in the Ordinary Course of Business (including with respect to the payment of costs and expenses) in compliance with Law and the Assumed Contracts and use its Best Efforts to keep the business and properties of the Acquired Assets substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers and employees. Sellers will maintain in force the insurance policies currently in place covering the Acquired Assets (or other insurance providing substantially similar coverage). Other than in the Ordinary Course of Business, Sellers shall not sell, transfer, or otherwise dispose of the Acquired Assets to a transferee other than Buyer.

(d)	Full Access

Sellers will permit and will cause its applicable Affiliates to permit representatives of Buyer to have full access at all reasonable times during normal working hours, and in a manner so as not to interfere with the normal business operations of Sellers, to all premises, properties, personnel, books, records (including Tax records), Contracts and documents of or pertaining to the Acquired Assets.

(e)	Liens and Encumbrances

Prior to the Closing, Sellers will use their Best Efforts to keep the Acquired Assets free of all Encumbrances, other than Permitted Encumbrances. Any Encumbrances on the Acquired Assets including Permitted Encumbrances) constituting security for the payment of monetary obligations shall be discharged by Suburban on or promptly after Closing.

(f)	Tariffs

SPLLC will not change the tariff rates for transportation of propane on the Pipeline in effect on the date of this Agreement except to the extent required by a Governmental Authority having jurisdiction over the Pipeline or unless mutually agreed to by the Parties.

6.	Post-Closing Covenants

The Parties agree as follows:

(a)	General

In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement or any other Transaction Document, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8). In furtherance of the foregoing, each of the Parties will give any notices to, make any filings with, and use its Best Efforts to obtain any authorizations, consents, and approvals of Governmental Authorities and third parties referred to in Section 5(b), to the extent not completed on or prior to the Closing Date.

(b)	Government Filings

Following the Closing, Buyer shall, in a timely fashion, and at its sole cost and expense comply with 18 CFR §341.6 in connection with the Pipeline.

(c)	Litigation Support

In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under the Transaction Documents, or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or before the Closing Date involving the Acquired Assets, the other Parties will provide reasonable assistance to the contesting or defending Party and its counsel at such Party’s request in the defense or contest including providing reasonable access to its relevant personnel and its books and records (other than books and records which are subject to privilege or to confidentiality restrictions) as will be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8).

(d)	Permits Not Transferred Prior to Closing

Buyer agrees to be responsible for obtaining in its own name and at its sole cost and expense any Permits to the extent that the applicable state agency or agencies fails or refuses to approve of, or consent to, an assignment, transfer or assumption of the Permits from Sellers. Sellers shall use Best Efforts to assist Buyer in obtaining such Permits.

(e)	Delivery and Retention of Records

On or promptly after the Closing Date, Sellers will deliver or cause to be delivered to Buyer all files, books, records, information and data relating to the Acquired Assets that are in the possession or control of either Seller (the “Records”). Records shall include the Records necessary to allow Buyer to perform a cost of service calculation for the Pipeline in accordance with 18 CFR Section 346.2 and the decisions of the Federal Energy Regulatory Commission that set forth that agency’s methodology for the calculation of rates by oil and liquids pipelines, including, but not limited to, all historical records necessary for Buyer to determine the rate base for the Pipeline in accordance with the decisions of the Federal Energy Regulatory Commission. Buyer agrees to (i) hold the Records and not to destroy or dispose of any thereof for a period of seven years from the Closing Date or such longer time as may be required by Law; provided that, if it desires to destroy or dispose of such Records during such period, it will first offer in writing at least 60 Days before such destruction or disposition to surrender them to Suburban, and if Suburban does not accept such offer within 20 Days after receipt of such offer, Buyer may take such action, and (ii) following the Closing Date to afford Suburban, its accountants, and counsel, during normal business hours, upon reasonable request, at any time, full access to the Records and to Buyer’s employees to the extent that such access may be requested in connection with any legitimate purpose at no cost to Suburban (other than for reasonable out-of-pocket expenses); provided, further, that such access will not be construed to require the disclosure of Records that would cause the waiver of any attorney-client, work product, or like privilege; provided, further, that in the event of any litigation nothing herein will limit any Party’s rights of discovery under applicable Law.

(f)	Remedial Activities

Buyer agrees that, in connection with any claims related to pre-Closing violations of Environmental, Health and Safety Requirements for which Buyer is seeking an indemnity under Section 8, (i) Buyer will use Best Efforts to provide Suburban in advance with a plan describing Buyer’s intended courses of action to investigate, remediate or cleanup any Hazardous Substances at the Acquired Assets (collectively “Remedial Activities”), the projected costs to be incurred in connection therewith, and the anticipated time frame for completion, and (ii) Buyer will use Best Efforts to keep Suburban updated regarding the progress of any Remedial Activities. Nothing in this section shall be deemed as in any way limiting Suburban’s right to dispute its obligation to indemnify Buyer under Section 8 with respect to Remedial Activity expenditures which are in excess of reasonable expenditures necessary for Buyer to comply with minimum legal and contractual requirements relating to pre-Closing violations of Environmental, Health and Safety Requirement.

7.	Conditions to Obligation to Close

(a)	Conditions to Obligation of Buyer

The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties of each Seller contained in Section 3(a) and Section 4 must be true and correct in all material respects (except for those representations and warranties that are qualified by materiality, which shall be true and correct in all respects) as of the date of this Agreement and at the Closing (except for those which refer to a specific date, which must be true and correct as of such date);

(ii) each Seller must have performed and complied in all material respects with each of its covenants hereunder that are not qualified by materiality, and shall have performed and complied in all respects with each of its covenants hereunder qualified by materiality, through the Closing;

(iii) there must not be any injunction, judgment, Order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement or any suit or action pending by a Governmental

Authority to enjoin the consummation of any of the transactions contemplated by this Agreement; and

(iv) each Seller must have delivered to Buyer a certificate of an executive officer of such Seller to the effect that each of the conditions specified in subsections 7(a)(i)-(iii) is satisfied in all respects and, in the case of the certificate delivered by Suburban, attaching to such certificate and certifying as true and accurate in all material respects the schedules required to be delivered at the Closing pursuant to Section 2(e)(i).

Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or before Closing.

(b)	Conditions to Obligation of Sellers

The obligation of Sellers to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties of Buyer contained in Section 3(b) must be true and correct in all material respects (except for those representations and warranties that are qualified by materiality, which shall be true and correct in all respects) as of the date of this Agreement and at the Closing (except for those which refer to a specific date, which shall be true and correct as of such date);

(ii) Buyer must have performed and complied in all material respects with each of its covenants hereunder that are not qualified by materiality, and shall have performed and complied in all respects with each of its covenants hereunder qualified by materiality, through the Closing;

(iii) there must not be any injunction, judgment, Order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement or any suit or action pending by a Governmental Authority to enjoin the consummation of any of the transactions contemplated by this Agreement; and

(iv) Buyer must have delivered to Sellers a certificate to the effect that each of the conditions specified in subsections 7(b)(i)-(iii) is satisfied in all respects.

Sellers may waive any condition specified in this Section 7(b) if they execute a writing so stating at or before Closing.

8.	Remedies for Breaches of this Agreement

(a)	Survival of Representations and Warranties

(i) All of the representations and warranties of each Seller in Section 4 will survive the Closing for a period ending on 18 months following the Closing Date, except that the survival period for the representations and warranties set forth in Section 4(d) shall be 60 days after the expiration of the applicable statute of limitations for those representations and warranties. Notwithstanding the foregoing, the representations and warranties set forth in Section 4(a)(ii) and Section 4(b) may terminate as of a date earlier than the expiration date provided for herein above, which shall be the date, if any that Buyer first operates the Acquired Assets in a manner materially different. For purposes of this section, “materially different” shall be determined according to the professional opinion of appropriate experts with at least 5 years’ experience, and as compared to Sellers’ operating of the Acquired Assets during the 6 month period immediately preceding the Closing Date. The early termination of representations and warranties provided for by this section shall only apply with respect to assets directly or indirectly impacted by the materially different manner of operation.

(ii) All of the representations and warranties of each Seller and the Buyer in Section 3 shall survive indefinitely and without limitation.

The applicable period set forth in subsections 8(a)(i) and (ii) shall be the “Survival Period”.

(b)	Indemnification Provisions for Benefit of Buyer

(i) In the event: (A) either Seller breaches any of its representations or warranties contained herein; and (B) Buyer makes a written claim for indemnification against Suburban pursuant to Section 11(h) within the Survival Period, then Suburban agrees to indemnify the Buyer Indemnitees from and against the entirety of any Adverse Consequences to the extent they are caused by such breach and suffered by the Buyer Indemnitees.

(ii) In the event that Buyer makes a written claim for indemnification against Suburban pursuant to Section 11(h) within the Survival Period, Suburban agrees to indemnify the Buyer Indemnitees from and against the entirety of any Adverse Consequences suffered by the Buyer Indemnitees and arising as a result of (A) any breach by either Seller of its covenants or Obligations in this Agreement or any other Transaction Document, or (B) Sellers’ ownership or operation of any of the Acquired Assets prior to the Closing.

(iii) In connection with any claim for which the provisions of Section 8(d) have been complied with by that Buyer Indemnitee, to the extent that any Buyer Indemnitee becomes liable to, and is ordered to and does pay to any third party, punitive, exemplary, incidental, indirect, special or consequential damages caused by a breach by either Seller of any representation, warranty. covenant or Obligation contained in this Agreement or by that Seller’s ownership or operation of any of the Acquired Assets prior to Closing, then such punitive, exemplary, incidental, indirect, special or consequential damages will be deemed actual damages to such Buyer Indemnitee and included within the definition of Adverse Consequences for purposes of this Section 8(b).

(iv) Except for the express rights of indemnification provided in this Section 8, Buyer hereby waives any claim or cause of action pursuant to common or statutory law or otherwise against Sellers arising from any breach by either Seller of any of its representations, warranties, covenants or Obligations under this Agreement, Sellers’ ownership or operation of any of the Acquired Assets prior to the Closing, or the transactions contemplated by the Transaction Documents.

(c)	Indemnification Provisions for Benefit of Sellers

(i) In the event: (A) Buyer breaches any of its representations or warranties contained herein; and (B) Suburban makes a written claim for indemnification against Buyer pursuant to Section 11(h) within the Survival Period, then Buyer agrees to indemnify the Seller Indemnitees from and against the entirety of any Adverse Consequences to the extent they are caused by the breach and suffered by such Seller Indemnitees.

(ii) In the event that Suburban makes a written claim for indemnification against Buyer pursuant to Section 11(h), Buyer agrees to indemnify Seller Indemnitees from and against the entirety of any Adverse Consequences suffered by the Seller Indemnitees and arising as a result of (A) any breach by Buyer of its covenants or Obligations in this Agreement or any other Transaction Document, or (B) Buyer’s ownership and operation of the Acquired Assets after the Closing (except Liabilities other than the Assumed Liabilities).

(iii) In connection with any claim for which the provisions of Section 8(d) have been complied with by that Seller Indemnitee, to the extent any Seller Indemnitee becomes liable to, and is ordered to and does pay to any third party, punitive, exemplary, incidental, indirect, special or consequential damages, then such punitive, exemplary, incidental, indirect, special or consequential damages will be deemed actual damages to such Seller Indemnitee and included within the definition of Adverse Consequences for purposes of this Section 8.

(iv) Except for the express rights of indemnification provided in this Section 8, Sellers hereby waive any claim or cause of action pursuant to common or statutory law or otherwise against Buyer arising from any breach by Buyer of any of its representations, or warranties, under this Agreement.

(d)	Matters Involving Third Parties

(i) If any third party notifies any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) that may give rise to a claim for indemnification against another Party (the “Indemnifying Party”) under this Section 8, then, as a condition precedent to the Indemnifying Party’s obligations with respect to said Third Party Claim under this Section 8, the Indemnified Party will promptly (and in any event within 10 Days after receiving notice of the Third

Party Claim) notify the Indemnifying Party thereof in writing; provided, however, that the failure to timely give such notice shall not result in any loss by the Indemnified Party of its rights to indemnification hereunder except to the extent the Indemnifying Party’s ability to defend against such Third Party Claim is thereby prejudiced.

(ii) The Indemnifying Party will have the right and obligation to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld or delayed unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

(iii) Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in subsection 8(d)(ii), and commences such defense, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

(iv) Unless an Indemnifying Party is contesting an Indemnified Party’s claim for indemnification under this Section 8(d)(iv) with respect to a Third Party Claim or has failed to commence the defense against such Third Party Claim following notice thereof, in no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to a Third Party Claim without the prior written consent of the Indemnifying Party, which consent will not be withheld or delayed unreasonably.

(e)	Limitations on Liability

(i) Sellers will not have any liability under Section 8 unless and until the aggregate amount of losses to Buyer Indemnitees to arise under Section 8 exceeds $250,000 and, in such event, Sellers’ liability to pay such amount will relate back to and include the first dollar of aggregate losses so claimed; provided, however, that Sellers’ aggregate liability under Section 8 for any and all claims will in no event exceed $11,875,000.00. To the extent such indemnity claim relates to a breach of the representations and warranties of the Sellers under Section 4(a)(i) relating to the Acquired Fee Property and the Acquired Leased Property, solely on account of a person or entity claiming by, through or under SPLLC or Suburban, then Sellers’ liability shall not be limited as to amount hereunder nor by the Survival Period. Nothing in this section shall limit Sellers’ obligation to promptly pay off any monetary obligation underlying an Encumbrance pursuant to Section 5(e) without application of the foregoing deductible.

(ii) Buyer will not have any liability under Section 8 hereof unless and until the aggregate amount of losses to Seller Indemnitees to arise under Section 8 exceeds $250,000 and, in such event, Buyer’s liability to pay such amount will relate back to and include the first dollar of aggregate losses so claimed; provided, however, that, excluding any amounts indemnified under Section 8(c)(ii)(B), Buyer’s aggregate liability under Section 8 for any and all claims will in no event exceed $11,875,000.00. Amounts indemnified under Section 8(c)(ii)(B) or Section 9(a) shall not be limited as to amount hereunder.

(f)	Determination of Amount of Adverse Consequences

The Adverse Consequences giving rise to any indemnification Obligation hereunder will be limited to the actual Adverse Consequences suffered by the Indemnified Party (i.e., reduced by any insurance proceeds or other payment or recoupment actually received, realized or retained by the Indemnified Party as a result of the events giving rise to the claim for indemnification net of any expenses related to the receipt of such proceeds, payment or recoupment, including retrospective premium adjustments, if any), but not any reduction in Taxes of the Indemnified Party (or the affiliated group of which it is a member) occasioned by such loss or damage. An Indemnified Party will take all reasonable steps to mitigate damages in respect of any claim for which it is seeking indemnification and will use reasonable efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof.

(g)	Tax Treatment of Indemnity Payments

All indemnification payments made under this Agreement, including any payment made under Section 8, will be treated as purchase price adjustments for Tax purposes.

9.	Tax Matters
(a)	Certain Taxes

Buyer will be solely responsible for the payment of any sales or transfer or other Taxes as may be required to be paid in connection with the transactions provided for herein, together with all documentary, filing and recording Taxes, fees and charges associated with the transactions contemplated by this Agreement. In the event that, after the Closing, Sellers are required to pay any sales taxes in connection with the transactions provided for herein, Buyer will promptly indemnify and reimburse Sellers for such payments following Buyer’s receipt from Sellers of notification of such tax payments. The parties shall cooperate to furnish each other such necessary information and reasonable assistance in connection with any necessary filings. The parties shall use reasonable efforts to obtain any available exemptions from any taxes or charges, and to cooperate with the other party in providing any information and documentation reasonably necessary to obtain such exemptions or make necessary tax filings. All property (real and personal) and other Taxes and assessments based upon or measured by the ownership or occupancy of property, or the receipt of proceeds therefrom, will be prorated (on an estimated basis) between Sellers and Buyer as of the Closing Date; provided, however, that each Party will be responsible for its own income and franchise taxes. After Closing, upon receipt of relevant tax bills for the period that includes the Closing Date, the Buyer and Suburban shall jointly determine the proration of the property taxes through the Closing Date and Buyer shall issue

Suburban either an invoice for any additional amount that is due from Sellers or (within 30 days following such determination) a payment for the amount of any overpayment by Sellers, as the case may be. If applicable, Suburban shall pay to Buyer Sellers’ prorated portion of the property taxes within 30 days after receipt of Buyer’s invoice therefor.

(b)	Confidentiality

Any information disclosed by one Party to another in connection with Taxes will be kept confidential by the Party or Parties to whom such information is disclosed, except as may otherwise be necessary in connection with the filing of Tax Returns or reports, refund claims, Tax audits, Tax claims and Tax litigation, or as required by Law.

(c)	Purchase Price Allocation

Sellers and Buyer agree that Purchase Price is to be allocated amongst the Acquired Assets for all purposes (including Tax and financial accounting purposes) as set forth in Schedule 9(c). Prior to December 31, 2007, Sellers and Buyer shall provide to each other copies of their completed Forms 8594, Asset Acquisition Statement Under Section 1060. Buyer, Sellers and their applicable Affiliates will file all Tax Returns (including amended Tax Returns and claims for refund) and information reports in a manner consistent with such allocation.

10.	Termination
(a)	Termination of Agreement

(i) Buyer and Suburban may terminate this Agreement by mutual written consent at any time before the Closing;

(ii) Buyer may terminate this Agreement by giving written notice to Suburban at any time before the Closing (A) in the event either Seller has breached any representation, warranty or covenant contained in this Agreement in any material respect, Buyer has notified Suburban of the breach, the breach has continued without cure for a period of 10 Days after the notice of breach and such breach would result in a failure to satisfy a condition to Buyer’s obligation to consummate the transactions contemplated hereby; or (B) if the Closing shall not have occurred on or before December 31, 2007 (unless the failure results primarily from Buyer itself breaching any representation, warranty or covenant contained in this Agreement);

(iii) Suburban may terminate this Agreement by giving written notice to Buyer at any time before the Closing (A) in the event Buyer has breached any representation, warranty or covenant contained in this Agreement in any material respect, Suburban has notified Buyer of the breach, the breach has continued without cure for a period of 10 Days after the notice of breach and such breach would result in a failure to satisfy a condition to Sellers’ obligation to consummate the transactions contemplated hereby; or (B) if the Closing shall not have occurred on or before December 31, 2007 (unless the failure results primarily from a Seller itself breaching any representation, warranty or covenant contained in this Agreement); and

(iv) Buyer or Suburban may terminate this Agreement if any Governmental Authority shall have issued an Order, or shall have taken any other action, permanently enjoining, restraining or otherwise prohibiting the transactions contemplated hereby and such Order or other action shall have become final and nonappealable.

(b)	Effect of Termination

Except for the obligations under Sections 8 and 11, if any Party terminates this Agreement pursuant to Section 10(a), then all further rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

11.	Miscellaneous
(a)	Press Releases and Public Announcements

No Party will issue any press release or make any public announcement relating to the subject matter of this Agreement or any of the Transaction Documents without notifying the other Party thereof, either in writing or by email or telephone call to the appropriate representative within the other Party. Prior to the Closing, both parties agree that they will continue to comply with the provisions of the Confidentiality Agreement, dated July 11, 2006, between the Parties. Effective upon the Closing, the Confidentiality Agreement shall terminate. After Closing, Sellers shall keep confidential, and use reasonable efforts to cause their Affiliates and each of their respective officers, directors, employees and advisors to keep confidential, all information relating to the Acquired Assets, except for such information that may enter the public domain through no fault of either Seller or its Affiliates, or for disclosure required by any Laws. Nothing in this section shall prevent either Party from making such public disclosures, including filings under the Securities Exchange Act, as that Party is advised by its counsel is required under any Laws, without prior notification to the other Parties.

(b)	Insurance

Buyer acknowledges and agrees that, following the Closing, Buyer must obtain its own insurance (to the extent it chooses to do so) for the Acquired Assets. Buyer further acknowledges and agrees that Buyer may need to provide to certain Governmental Authorities and third parties evidence of insurance coverage for the continued operations of the businesses of the Acquired Assets following the Closing. Buyer’s obtaining or not obtaining such insurance policies shall not serve to increase, diminish or release the liability of the Sellers hereunder. If any claims are made or losses occur prior to the Closing that relate solely to the business activities involving the Acquired Assets and such claims, or the claims associated with such losses, properly may be made against the insurance policies retained by a Seller or its Affiliates after the Closing, then Sellers will use their Best Efforts so that Buyer can file, notice, and otherwise continue to pursue these claims pursuant to the terms of such policies; provided, however, nothing in this

Agreement will require either Seller to maintain or to refrain from asserting claims against or exhausting any retained policies.

(c)	No Third Party Beneficiaries

Except under the indemnification provisions of this Agreement, this Agreement will not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, including any employees of either Seller or of Buyer.

(d)	Succession and Assignment

This Agreement will be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. The Parties may not assign any of their respective rights or interests or Obligations hereunder without prior approval of the other Parties, except that any Party may assign either this Agreement or any of its respective rights, Obligations or interests hereunder without approval of the other Parties, in connection with (i) a transfer to or assignment to an Affiliate that remains an Affiliate, (ii) such Party mortgaging, pledging, encumbering or otherwise impressing a lien or security interest upon its rights and interest in and to this Agreement in connection with a bona fide lending transaction, (iii) such Party participating in a merger, consolidation, share exchange or other form of statutory reorganization with another entity if the Party is the sole surviving entity, or (iv) a transfer of all or substantially all of its assets; provided, however, that no such assignment will relieve any Party from any of its respective Obligations or liabilities under this Agreement. Upon at least 5 Business Days’ prior notice to Suburban, Buyer shall have the right to cause title to any of the Acquired Assets to be transferred to an Affiliate of Buyer at the Closing.

(e)	Sellers Jointly and Severally Liable

The Sellers are jointly and severally liable for all obligations of either Seller under this Agreement and the other Transaction Documents.

(f)	Counterparts

This Agreement may be executed in counterparts, each of which will be deemed an original but which together will constitute one and the same instrument. Facsimile signatures shall be as effective as original signatures.

(g)	Headings

The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

(h)	Notices

All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder will be deemed duly given on the next Business Day after it is sent by reputable overnight courier, and addressed to the intended recipient as set forth below; provided, however, that Sellers shall be deemed to have given notice to Buyer hereunder even if only one of the Buyer recipients listed below receives such communication:

If to Sellers:	Suburban Propane, L.P. 240 Route 10 West Whippany, New Jersey 07981-0206 (973) 503-9967 (telephone) Attn: General Counsel

If to Buyer:	Plains LPG Services, L.P. Plains Midstream Plaza, Suite 1400, 607 – 8th Avenue SW Calgary, Alberta T2P 0A7 (403) 298-2139 (telephone)
	Attn:	Ralph Cross
Vice President, Business Development

And a copy to:
Plains All American Pipeline, L.P. 333 Clay Street, Suite 1600 Houston, Texas 77002 (713) 646-4143
	Attn:	Lawrence J. Dreyfuss
Vice President and General Counsel - Commercial and Litigation

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(i)	Governing Law

This Agreement will be governed by and construed in accordance with the domestic Laws of the State of South Carolina without giving effect to any choice or conflict of law provision or rule (whether of the State of South Carolina or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of South Carolina. The parties agree that any Action pertaining to this Agreement or the transactions contemplated hereby, or to enforce any rights given to a Party in this Agreement, shall only be brought in the state courts of the State of South Carolina or in the United States District Court for the District of South Carolina (if, and only to the extent, otherwise permitted by Law) sitting in Columbia, South Carolina, and the Parties hereby consent to the exclusive jurisdiction of such courts (if, and only to the extent, otherwise permitted by Law).

(j)	Amendments and Waivers

No amendment or waiver of any provision of this Agreement will be valid unless the same is in writing and signed by an officer of Buyer and Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No purported oral waiver of any requirements and/or provisions of this Agreement shall be effective or enforceable; and no waiver of any requirements and/or provisions of this Agreement based on course of conduct, course of dealing, or course of performance shall be effective or enforceable.

(k)	Severability

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(l)	Transaction Expenses

Buyer and Sellers will each bear their own costs and expenses (including legal fees and expenses) incurred in connection with the Transaction Documents and the transactions contemplated thereby.

(m)	Construction

The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” will mean including without limitation. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, will include all other genders; the singular will include the plural, and vice versa. All references herein to Exhibits, Schedules, Articles, Sections or subdivisions thereof will refer to the corresponding Exhibits, Schedules, Articles, Sections or subdivisions of this Agreement unless specific reference is made to such exhibits, articles, sections or subdivisions of another document or instrument. The terms “herein,” “hereby,” “hereunder,” “hereof,” “hereinafter,” and other equivalent words refer to this Agreement in its entirety and not solely to the particular portion of the Agreement in which such word is used.

(n)	Incorporation of Exhibits and Schedules

The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. To the extent of any ambiguity, inconsistency or conflict between the body of this Agreement and any of the exhibits, schedules and the like attached hereto, the terms of the body of this Agreement shall prevail. To the extent of any ambiguity, inconsistency or conflict between this Agreement and any other Transaction Document, the terms of this Agreement will prevail.

(o)	Further Assurances

At the Closing and from time to time after the Closing, at the request and expense of Buyer, Sellers shall promptly execute and deliver to Buyer such certificates and other instruments of sale, conveyance, assignment and transfer, and take such other action, as may reasonably be requested by Buyer more effectively to sell, convey, assign and transfer to and vest in Buyer or to put Buyer in possession of the Acquired Assets and consummate the transactions contemplated by this Agreement.

(p)	Entire Agreement; Waiver

THIS AGREEMENT (INCLUDING THE DOCUMENTS REFERRED TO HEREIN) INTEGRATES THE ENTIRE UNDERSTANDING BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER COVERED AND SUPERSEDES ALL PRIOR UNDERSTANDINGS, DRAFTS, DISCUSSIONS, OR STATEMENTS, WHETHER ORAL OR IN WRITING, EXPRESSED OR IMPLIED, DEALING WITH THE SAME SUBJECT MATTER. THIS AGREEMENT MAY NOT BE AMENDED OR MODIFIED IN ANY MANNER EXCEPT BY A WRITTEN DOCUMENT SIGNED BY AN OFFICER OF BOTH PARTIES. NO WAIVER BY EITHER PARTY HERETO OF ANY OF THE PROVISIONS OF THIS AGREEMENT SHALL BE DEEMED OR SHALL CONSTITUTE A WAIVER OF ANY OTHER PROVISION HEREOF (WHETHER OR NOT SIMILAR) NOR SHALL SUCH WAIVER CONSTITUTE A CONTINUING WAIVER UNLESS EXPRESSLY PROVIDED. NO WAIVER SHALL BE EFFECTIVE UNLESS MADE IN WRITING AND SIGNED BY THE PARTY TO BE CHARGED WITH SUCH WAIVER.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SUBURBAN PROPANE, L.P.
By:	/s/ MICHAEL J. DUNN, JR
Name:	Michael J. Dunn, Jr.
Title:	President

SUBURBAN PIPELINE LLC

By:	/s/ MICHAEL J. DUNN, JR
Name:	Michael J. Dunn, Jr.
Title:	President

PLAINS LPG SERVICES, L.P.
By Plains LPG Services GP LLC, its general partner
By:	/s/ RALPH CROSS
Name:	Ralph R. Cross
Title:	Vice President

Exhibits and Schedules Omitted